As filed with the Securities and Exchange Commission on August 5, 2004

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

HOPFED BANCORP, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	61-1322555
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

2700 Fort Campbell Boulevard

Hopkinsville, Kentucky 42240

(Address of Principal Executive Offices)

HopFed Bancorp, Inc. 2004 Long-Term Incentive Plan

HopFed Bancorp, Inc. 2000 Stock Option Plan

(Full title of the Plans)

John E. Peck, President

and Chief Executive Officer

HopFed Bancorp, Inc.

2700 Fort Campbell Boulevard

Hopkinsville, Kentucky 42240

(Name and Address of Agent For Service)

(270) 885-1171

(Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Edward B. Crosland, Jr., Esquire

Cozen O’Connor

1667 K Street, N.W., Suite 500

Washington, D.C. 20006

(202) 912-4800

CALCULATION OF REGISTRATION FEE

Title Of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate offering Price	Amount Of Registration Fee
Common Stock, $.01 par value	240,000 (1)	(2)	$3,728,000 (2)	$472.34

(1)	Maximum number of shares issuable under the HopFed Bancorp, Inc. 2004 Long-Term Incentive Plan (200,000 shares) and HopFed Bancorp, Inc. 2000 Stock Option Plan (40,000 shares), as such amounts may be increased in accordance with said plans in the event of a merger, consolidation, recapitalization, stock dividend, stock split or similar event involving the Registrant.

(2)	Under Rule 457(h) the registration fee may be calculated, inter alia, based upon the price at which the options may be exercised. 240,000 shares are being registered hereby, of which 40,000 have been awarded at an average price of $10.00 per share ($400,000 in the aggregate). The remainder of the shares, which are not subject to option (200,000 shares), are being registered based upon the average of the high and low selling prices of the common stock of the Registrant as reported on the National Association of Securities Dealers Automated Quotation, National Market System on July 30, 2004 of $16.64 per share ($3,328,000 in the aggregate). Therefore, the total amount of the offering being registered herein is $3,728,000.

PART I

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 1.	Plan Information

The documents containing the information specified in Item 1 of Part I of this Registration Statement will be sent or given to participants who receive awards under the HopFed Bancorp, Inc. 2004 Long-Term Incentive Plan and the HopFed Bancorp, Inc. 2000 Stock Option Plan (together, the “Plans”), in accordance with Section 10(a) of the Securities Act and Rules 424 and 428 promulgated under the Securities Act by the Securities and Exchange Commission (the “Commission”) are not being filed with, or included in, this Registration Statement.

Item 2.	Registration Information And Employee Plan Annual Information

The documents containing the information specified in Item 2 of Part I of this Registration Statement will be sent or given free of charge to participants who receive awards under the Plans and, in accordance with Section 10(a) of the Securities Act and Rule 428 promulgated under the Securities Act, are not being filed with, or included in, this Registration Statement. The requests may be sent to:

HopFed Bancorp, Inc.

2700 Fort Campbell Boulevard

Hopkinsville, KY 42240

Attn: John E. Peck

President and Chief

Executive Officer

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation Of Documents By Reference

The following documents, which the Registrant has filed with the Commission, are incorporated by reference in this Registration Statement:

(i)	HopFed Bancorp Inc.’s (the “Company”) Annual Report on Form 10-K for the fiscal year ended December 31, 2003, as filed with the Commission on March 30, 2004 (SEC File No. 000-23667);

(ii)	the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2004, as filed with the Commission on May 17, 2004 (SEC File No. 000-23667); and

(iii)	the description of the Company’s Common Stock contained in the Company’s Registration Statement on Form 8-A, as filed with the Commission on January 26, 1998.

The information incorporated by reference is considered to be part of this Registration Statement, and information that the Registrant files later with the Commission will automatically update and supersede this information. All documents the Registrant subsequently files with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of the filing of such documents.

Notwithstanding the foregoing, information furnished under Items 9 and 12 of the Company’s Current Reports on Form 8-K, including the related exhibits, is not incorporated by reference in this Registration Statement.

Item 4.	Description Of Securities

Not applicable, as the Company’s Common Stock is registered under Section 12 of the Securities Exchange Act of 1934.

Item 5.	Interests Of Named Experts And Counsel

None.

Item 6.	Indemnification Of Directors And Officers

Directors, officers and employees of the Company and/or Heritage Bank (the “Bank”) may be entitled to benefit from the indemnification provisions contained in the Delaware General Corporation Law (the “DGCL”), the Company’s Certificate of Incorporation and federal regulations applicable to the Bank. The general effect of these provisions is summarized below:

Delaware General Corporate Law

The indemnification of officers and directors of the Registrant is governed by Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”) and the Certificate of Incorporation, as amended, and By-Laws of the Registrant. Subsection (a) of DGCL Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in the manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Subsection (b) of DGCL Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in a connection with the defense or settlement of such action or suit if the person acted in good faith and in the manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

DGCL Section 145 further provides that to the extent that a present or former director or officer is successful, on the merits or otherwise, in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith. In all cases in which indemnification is permitted under subsection (a) and (b) of Section 145 (unless ordered by a court), it shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the applicable standard of conduct has been met by the party to be indemnified. Such determination must be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are no parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders. The statute authorizes the corporation to pay expenses incurred by an officer or director in advance of the final disposition of a proceeding upon receipt of an undertaking by or on behalf of the person to whom the advance will be made, to repay the advances if it shall ultimately be determined that he was not entitled to indemnification. DGCL Section 145 also provides that indemnification and advancement of expenses permitted thereunder are not to be exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any By-Law, agreement, vote of stockholders or disinterested directors, or otherwise. DGCL Section 145 also authorizes the corporation to purchase and maintain liability insurance on behalf of its directors, officers, employees and agents regardless of whether the corporation would have the statutory power to indemnify such persons against the liabilities insures.

Article XV of the Certificate of Incorporation of the Company

In addition to the statutory provision described above, Article XV of the Company’s Certificate of Incorporation also provides for indemnification. With certain exceptions, the indemnification provided for by Article XV is identical to the statutory provision. Article XV states explicitly, however, that the indemnification provided by the Article shall be deemed to be a contract between the Company and the persons entitled to indemnification thereunder and further provides the indemnification and advance payment of expenses provided thereunder continues even after the individual ceases to hold a position with the Company and inures to the benefit of his or her heirs, executors and administrators.

Federal Regulations Providing for Indemnification of Directors and Officers of the Bank

Federal regulations require that the Bank indemnify any person against whom an action is brought by reason of that person’s role as a director or officer of the Bank for (i) any judgments resulting from the action; (ii) reasonable costs and expenses (including attorney’s fees) incurred in connection with the defense or settlement of such action; and (iii) reasonable costs and expenses (including attorney’s fees) incurred in connection with enforcing the individual’s indemnification rights against the Bank, assuming a final judgment is obtained in his favor.

The mandatory indemnification provided for by federal regulations is limited to (i) actions where a final judgment on the merits is in favor of the officer or director and (ii) in the case of a settlement, final judgment against the director or officer or final judgment not on the merits, except as to where the director or officer is found negligent or to have committed misconduct in the performance of his or her duties, where a majority of the Board of Directors of the Bank determines that the director or officer was acting in good faith within what he was reasonably entitled to believe was the scope of his or her employment or authority for a purpose that was in the best interests of the Bank or its members or stockholders.

In addition, the Bank has a directors’ and officers’ liability policy providing for insurance against certain liabilities incurred by directors and officers of the Bank while serving in their capacities as such.

Item 7.	Exemption From Registration Claimed

Not applicable.

Item 8.	Exhibits

EXHIBIT NO.	DESCRIPTION

4.1	HopFed Bancorp, Inc. 2004 Long-Term Incentive Plan.

4.2	HopFed Bancorp, Inc. 2000 Stock Option Plan.

5.1	Opinion of Cozen O’Connor.

23.1	Consent of Rayburn, Betts and Bates, P.C., Independent Public Accountants.

23.2	Consent of Cozen O’Connor (included in Exhibit 5.1).

24.1	Powers of Attorney (included as a part of the signature page of this Registration Statement).

99.1	Form of Restricted Share Award Agreement to be entered into with Participants with respect to Restricted Shares granted under the HopFed Bancorp, Inc. 2004 Long-Term Incentive Plan.

Item 9.	Undertakings

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act, that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) The undersigned Registrant hereby undertakes, that, insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hopkinsville, Commonwealth of Kentucky, on this 29th day of July, 2004.

HOPFED BANCORP, INC.

By:	/s/ John E. Peck
	Name:	John E. Peck
	Title:	President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints John E. Peck the true and lawful attorney-in-fact and agent of the undersigned, with full power of substitution and resubstitution, for and in the name, place and stead of the undersigned, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement (or any registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933) and to cause the same to be filed, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby granting to said attorney-in-fact and agent full power and authority to do and perform each and every act and thing whatsoever requisite or desirable to be done in and about the premises, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all acts and things that said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ John E. Peck John E. Peck	President, Chief Executive Officer and Director	July 29, 2004

/s/ Billy C. Duvall Billy C. Duvall	Vice President, Chief Financial Officer and Treasurer	July 29, 2004

/s/ WD Kelley WD Kelley	Chairman of the Board of Directors	July 29, 2004

/s/ Boyd M. Clark Boyd M. Clark	Director	July 29, 2004

/s/ Harry J. Dempsey Harry J. Dempsey	Director	July 29, 2004

/s/ Walton G. Ezell Walton G. Ezell	Director	July 29, 2004

/s/ Kerry B. Harvey Kerry B. Harvey	Director	July 29, 2004

Signature	Title	Date

/s/ Gilbert E. Lee Gilbert E. Lee	Director	July 29, 2004

/s/ Thomas I. Miller Thomas I. Miller	Director	July 29, 2004

INDEX TO EXHIBITS

EXHIBIT NO.	DESCRIPTION

4.1	HopFed Bancorp, Inc. 2004 Long-Term Incentive Plan.

4.2	HopFed Bancorp, Inc. 2000 Stock Option Plan.

5.1	Opinion of Cozen O’Connor.

23.1	Consent of Rayburn, Betts and Bates, P.C., Independent Public Accountants.

23.2	Consent of Cozen O’Connor (included in Exhibit 5.1).

24.1	Powers of Attorney (included as a part of the signature page of this Registration Statement).

99.1	Form of Restricted Share Award Agreement to be entered into with Participants with respect to Restricted Shares granted under the HopFed Bancorp, Inc. 2004 Long-Term Incentive Plan.